Exhibit 99.2

CENTERPOINT ENERGY SAVINGS PLAN

(As Amended and Restated Effective January 1, 2009)

First Amendment

CenterPoint Energy, Inc., a Texas corporation, having reserved the right under Section 10.3 of the CenterPoint Energy Savings Plan, as amended and restated effective as of January 1, 2009, and as thereafter amended (the “Plan”), to amend the Plan, does hereby amend the Plan, effective as of the dates specified herein, as follows:

1. Effective as of January 1, 2002, Section 6.6(b)(i) of the Plan is hereby amended to read as follows:

“(i) Eligible Rollover Distribution: An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of 10 years or more; any distribution to the extent that such distribution is required under Code Section 401(a)(9); any hardship distribution made on and after January 1, 2002; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax contributions that are not includable in gross income; provided, however, that such after-tax portion may be transferred only to (1) an individual retirement account or annuity described in Code Section 408(a) or (b) or (2) a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includable.”

2. Effective as of January 1, 2008, the fifth paragraph of Section 12.3 of the Plan is hereby amended to read as follows:

“The income or loss attributable to a Highly Compensated Employee’s Excess Contributions for the Plan Year shall be the income or loss attributable to the Highly Compensated Employee’s Pre-Tax Contribution Account for the Plan Year multiplied by a fraction, the numerator of which is the Excess Contributions and the denominator of which is the amount of the Highly Compensated Employee’s Pre-Tax Contribution Account balance as of the beginning of the Plan Year plus the Employee’s Pre-Tax Contributions to the Account during the Plan Year, without regard to any income or loss occurring during such Plan Year.”

3. Effective as of January 1, 2008, the second paragraph of Section 12.5 of the Plan is hereby amended to read as follows:

“The income or loss attributable to the Highly Compensated Employee’s Excess Aggregate Contributions for the Plan Year shall be the income or loss attributable to the Highly Compensated Employee’s Employer Matching and After-Tax Contribution Accounts for the Plan Year multiplied by a fraction, the numerator of which is the Excess Aggregate Contribution, and the denominator of which is the amount of the Highly Compensated Employee’s Employer Matching Account and After-Tax Contribution Account balances as of the beginning of the Plan Year plus the Employer Matching Contributions and After-Tax Contributions made to those Accounts during the Plan Year, without regard to any income or loss occurring during such Plan Year.”

IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by the Benefits Committee in its settler capacity in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 8th day of September, 2010, but effective as of the dates specified herein.

CENTERPOINT ENERGY, INC.

By	/s/ Marc Kilbride
Marc Kilbride
Chairman, Benefits Committee

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